Exhibit 99.1

NEWS RELEASE

DATE:	April 22, 2008	4:00 p.m. E.S.T
CONTACT:	Robert E. Hoptry, Chairman, President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP–NASDAQ, MSFG –
Announces Earnings for the First Quarter 2008

Greensburg, Indiana (NASDAQ: MSFG) Robert E. Hoptry, Chairman, President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited results for the quarter ended March 31, 2008.  Net income was $6.3 million in the first quarter of 2008, which equates to $0.34 per share, compared to $5.4 million for the same period a year ago, or $0.29 per share.  During the first quarter, the Company reversed a tax reserve in the amount of $595,000 due to developments resulting from a recent favorable ruling in a tax court case.  This reversal was partially offset by a $600,000 pre-tax severance accrual related to the departure of the Company’s former Chief Executive Officer in February.

Mr. Hoptry stated, “We are very pleased with our performance in the first quarter of 2008 as earnings exceeded expectations.  While we saw significant improvements in our net interest margin and non-interest income, credit quality remained in check and our core non-interest expense items saw only marginal increases.”

NET INTEREST INCOME

Net interest income was $19.7 million for the first quarter of 2008, which represents an increase of 5.7% from the first quarter of 2007.  Net interest margin, on a fully-taxable equivalent basis, was 3.64% for the first quarter of 2008, an increase of fifteen basis points on a linked quarter basis.  This increase was primarily due to the rate cuts that occurred during the fourth quarter of 2007 and the first quarter of 2008 as the Company’s cost of funds decreased at a faster rate than the yield on earning assets.

NON-INTEREST INCOME

The Company’s non-interest income increased to $7.8 million for the first quarter of 2008 compared to $6.1 million for the same period in 2007.  Increases were realized across the board with service charges on deposit accounts increasing $0.6 million and mortgage banking income increasing $0.4 million.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $17.8 million for the first quarter of 2008 compared to $16.9 million for the same period in 2007.  Excluding the aforementioned severance costs, the Company’s non-interest expense would have been $17.2 million, an increase of approximately 2% over the same period a year ago.  The Company’s efficiency ratio was 63.8% for the first quarter of 2008, which was relatively flat compared to the same period a year ago.

ASSET QUALITY

Non-performing assets were $23.3 million as of March 31, 2008, which was flat compared to December 31, 2007.  Non-performing assets represented 0.92% of total assets as of March 31, 2008.  Annualized net charge-offs for the first quarter of 2008 equaled 0.26% which is consistent with the level of charge-offs for all of 2007.  The Company’s allowance for loan losses as a percent of total outstanding loans was 0.92% as of March 31, 2008 compared to 0.85% as of December 31, 2007.  Total loan loss provision expense was $2.2 million in the first quarter of 2008 compared to $700 thousand for the same period a year ago.  The additional provision expense was primarily due to an increase in specific allocations related to certain commercial real estate loans which exhibited credit deterioration during the first quarter due to the continued weakening in the real estate markets.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

Income Statement Summary

	Three months ended March 31
	2008	2007
Interest Income	$36,055	$35,100
Interest Expense	16,380	16,493
Net Interest Income	19,675	18,607
Provision for Loan Losses	2,196	696
Noninterest Income:
Insurance commissions	512	419
Trust and investment product fees	417	368
Mortgage banking	967	615
Service charges on deposit accounts	3,241	2,670
Gain/(losses) on sales of securities	342	39
Interchange income	810	741
Other	1,554	1,239
Total Noninterest Income	7,843	6,091

Noninterest Expense:
Employee	10,672	9,689
Occupancy	1,503	1,426
Equipment	1,481	1,458
Intangible amortization	635	666
Telecommunications	431	492
Stationary, printing, and supplies	310	383
Other	2,779	2,756
Total Noninterest Expense	17,811	16,870

Earnings Before Income Taxes	7,511	7,132
Provision for Income Taxes	1,260	1,717
Net Income	$6,251	$5,415

Average Balance Sheet Data

	Three months ended March 31
	2008	2007
Gross Loans	$1,698,154	$1,569,694
Earning Assets	2,216,640	2,093,755
Total Assets	2,515,109	2,389,542
Noninterest Bearing Deposits	191,114	183,025
Interest Bearing Deposits	1,677,269	1,627,333
Total Interest Bearing Liabilities	2,031,382	1,929,304
Shareholders’ Equity	269,062	253,583

Per Share Data

	Three months ended March 31
	2008	2007
Diluted Earnings Per Share	$0.34	$0.29
Cash Dividends Per Share	0.140	0.135
Market Value - High	16.51	17.53
Market Value - Low	12.15	15.42
Average Outstanding Shares (diluted)	18,573,123	18,767,360

Key Ratios

	Three months ended March 31
	2008	2007
Return on Average Assets	1.00%	0.92%
Return on Average Equity	9.35%	8.66%
Net Interest Margin	3.64%	3.70%
Efficiency Ratio	63.83%	63.92%
Net Overhead to Average Assets	1.61%	1.81%

Balance Sheet Highlights

	2008	2007
As of March 31
Total Loans (Excluding Loans Held for Sale)	$1,681,920	$1,566,305
Allowance for Loan Losses	15,423	13,119
Total Securities	506,930	489,690
Goodwill and Intangible Assets	134,689	136,971
Total Assets	2,528,343	2,410,081
Noninterest Bearing Deposits	201,711	192,131
Interest Bearing Deposits (excluding Public Funds)	1,450,808	1,426,674
Public Fund Deposits	251,637	206,315
Repurchase Agreements	30,471	37,728
Other Borrowings	295,118	264,788
Shareholders’ Equity	273,757	255,872

Other Balance Sheet Data

	2008	2007
As of March 31
Book Value Per Share	$14.74	$13.66
Loan Loss Reserve to Loans	0.92%	0.84%
Nonperforming Assets to Total Assets	0.92%	0.76%
Outstanding Shares	18,570,071	18,726,532

Asset Quality

	2008	2007
As of March 31
Loans Past Due 90 Days or More and Still Accruing	$1,046	$1,081
Non-accrual Loans	19,150	15,685
Other Real Estate Owned	3,055	1,585
Total Nonperforming Assets	$23,251	$18,351

Net Charge-offs - YTD	$1,104	$369
Net Charge-offs as a % of average loans	0.26%	0.10%

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ Global Select Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.5 billion. The Company operates 65 offices in 30 Indiana counties, six offices in three Illinois counties, and five offices in two Ohio counties through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank - Illinois, Kankakee, Illinois, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, and MainSource Title LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.

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MainSource Financial Group, Inc. 2105 N. State Road 3 Bypass, Greensburg, IN  47240